Exhibit 99.1

-FOR IMMEDIATE RELEASE-

SIGNA Sports United, a leading Global Sports E-Commerce and

Technology Platform, to go public on NYSE through Combination with Yucaipa Acquisition Corporation

•	SIGNA Sports United (SSU) to combine with Yucaipa Acquisition Corporation at an implied enterprise value of approximately $3.2 billion

•

The transaction encompasses up to approximately $645 million of gross proceeds through a cash contribution of approximately $345 million held in Yucaipa’s trust account (assuming no redemptions) and a fully committed upsized PIPE of approximately $300 million

•

The combination will accelerate SSU’s international expansion, including the concurrent acquisition of WiggleCRC, the second-largest online bike retailer globally, and investment in SSU’s technology platform

•

Combined company is a proven and profitable business with expected net revenues of approximately $1.6 billion in the financial year ending in September 2021 (pro forma for the combination with WiggleCRC)

•	PIPE investment anchored by Ron Burkle, top-tier global institutional investors and sovereign wealth funds

•	SSU existing shareholders to roll 100% of their equity holdings into the new public company

•	Bridgepoint, current majority owner of WiggleCRC, to receive part of the purchase consideration in shares of the new public company

BERLIN, and LOS ANGELES, June 11, 2021 – SIGNA Sports United (“SSU” or the “Company”), has entered into a business combination agreement with Yucaipa Acquisition Corporation (NYSE: YAC) (“Yucaipa” or “YAC”), a publicly-traded special purpose acquisition company led by Chairman and President Ron Burkle and CFO and COO Ira Tochner. The combination also includes the acquisition of the WiggleCRC Group (“WiggleCRC”), one of the largest online bike retailers globally, currently owned by Bridgepoint.

The combined entity will become one of the largest pure-play sports e-commerce and technology platform company, with expected net revenues of approximately $1.6 billion in the financial year ending in September 2021, serving over 7 million active customers, 1,000+ brand partners, 500+ connected retail stores, and more than 15 million sports community users globally.

“We’re proud and excited by this next chapter in SSU’s growth story. Becoming a listed company allows us to continue capturing market share in Europe and to accelerate our U.S. and international expansion while scaling our platform solutions,” said Stephan Zoll, CEO of SSU. “We also look forward to welcoming WiggleCRC to our SSU family. The acquisition enhances our global online leadership especially in the bike category. Our focus on growth and internationalization coupled with our platform approach drives significant scale benefits.”

“SSU is a global leader in the fastest-growing sports categories and is well-positioned for continued success as a public company,” said Ron Burkle, Chairman and President of Yucaipa. “With its technology platform—and a combination of scale, international growth and profitability – we expect SSU to grow its leadership positions and accelerate its global expansion. We look forward to becoming shareholders and partnering closely with the talented SSU team on this exciting journey.”

As a global leader in four online e-commerce categories: Bike, Tennis, Outdoor and Team Sports, SSU has pursued a profitable growth strategy, investing to enter new markets and competing to establish leading positions. Over the twelve-month period ending March 31, 2021, the Company’s largest segment, Bike & Outdoor, achieved an Adjusted EBITDA margin of approximately 10% in its core DACH markets, whilst growing approximately 40% in revenue compared to the prior year period, and in the rest of Europe, growth exceeded 60% in revenue compared to the prior year period.

SSU Highlights

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A leading pure-play sports e-commerce and technology platform with compounding data advantage, playing in the fastest growing sports categories in an approximately $1.1 trillion global market which is large, fast-growing and fragmented, driven by megatrends in health & lifestyle, digitalization, e-mobility and the continued shift to online

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Multi-year track record of profitable organic growth of 25%+ annually, expected to generate approximately $1.6 billion of net revenues and more than $70m of Adjusted EBITDA in the financial year ending in September 31, 2021 (in each case, pro forma for the combination with WiggleCRC)

•	Position in Europe bolstered by a growing presence in the U.S. from recent entry in Tennis (Midwest Sports acquisition and SSU’s pending Tennis Express acquisition) and Bike (WiggleCRC acquisition)

•	Outstanding category-specific propositions, expertise and breadth of product assortment across iconic Bike, Outdoor, Tennis, and Team Sports webshop brands

•	Scalable technology platform and fulfilment infrastructure enabling synergistic M&A and supporting platform solution offerings to sports ecosystem partners

•	Multiple vectors to accelerate growth and value creation

Growth Strategy

SSU is well-positioned to drive strong growth through three strategic pillars:

•	Organic growth – Leverage scale and superior capabilities to drive above-market organic growth in existing and adjacent markets

•	Inorganic expansion – Optimize in-market, enter new geographies or categories and drive verticalization through M&A

•	Platform solutions – Utilize technology platform and infrastructure to offer solutions to sports ecosystem partners

Transaction Overview

YAC has agreed to combine with SIGNA Sports United and the WiggleCRC Group based on a $3.2 billion pro forma enterprise valuation.

The transaction is expected to deliver up to approximately $645 million of gross proceeds through the contribution of up to $345 million of cash held in YAC’s trust account (assuming no redemptions) and a concurrent fully committed ordinary share PIPE of approximately $300 million (upsized from an envisaged PIPE of $250 million).

Ron Burkle is investing $50 million in the PIPE and is joined by top tier global institutional investors. The existing shareholders have agreed to convert 100 per cent of their ownership stakes into the new public company.

After giving effect to the transaction and assuming no redemptions by the YAC shareholders, the Company is expected to have approximately $350 million of liquidity to support future growth, including strategic acquisitions, and general corporate purposes.

The transaction has been unanimously approved by the Boards of Directors of each of YAC and SSU, and is subject to approval by YAC’s shareholders and other customary closing conditions. The transaction is expected to close in the second half of 2021.

Upon completion of the transaction, the combined company will trade on the NYSE under the SIGNA Sports United name.

Additional information about the proposed transaction, including a copy of the business combination agreement and an investor presentation, will be provided in a current report on Form 8-K to be filed by YAC with the United States Securities and Exchange Commission (the “SEC”) and available at www.sec.gov, on SSU’s website at https://signa-sportsunited.com/investor-relations and on YAC’s website at https://www.yucaipayac.com/investor-relations. SSU will file a registration statement (and YAC will file the proxy statement/prospectus forming part of the registration statement) with the SEC in connection with the transaction.

Advisors

Citi acted as lead financial advisor to SSU. Moelis & Company LLC acted as lead financial advisor to YAC. Jefferies acted as capital markets advisor to YAC.

Citi and Jefferies LLC acted as co-placement agents on the PIPE.

Skadden, Arps, Slate, Meagher & Flom LLP acted as lead legal advisor to SSU, and Kirkland & Ellis LLP acted as lead legal advisor to YAC.

Investor Call / Management Presentation

SSU and YAC will host a joint investor conference call to discuss the transaction and review the investor presentation today, Friday, June 11, 2021 at 10:00 am E.T.

Public Dial-in

US/Canada Toll-Free: 1-877-728-1750

International: 1-929-517-0865

Conference ID: 6391089

Phone replay available June 11, 2021 to June 18, 2021

US/Canada Toll-Free: 1-855-859-2056

International: 1-404-537-3406

Conference ID: 6391089

A webcast of the conference call and associated presentation materials will be accessible on SSU’s investor relations page at https://signa-sportsunited.com/investor-relations and on YAC’s website at https://www.yucaipayac.com/investor-relations. A replay will be available after the conference call and can be accessed on the investor relations page.

The presentation will also be filed with the SEC by YAC as an exhibit to a Current Report on Form 8-K which can be viewed on the SEC’s website at www.sec.gov.

About SIGNA Sports United

Based in Berlin, Germany, SIGNA Sports United is a leading global sports e-commerce and tech platform in Bike, Tennis, Outdoor and Team Sports with more than 7 million active customers and close to 500 million annual webshop visitors. SIGNA Sports United combines iconic webshop brands such as Wiggle, Chain Reaction Cycles, Fahrrad.de, Bikester, Probikeshop, Campz, Addnature, Tennis-Point, TennisPro, Outfitter and many more. More than 1,000+ brand partners, 500+ independent offline retailers and more than 15 million digital sports community members are connected to its platform.

Further information: www.signa-sportsunited.com.

About Yucaipa

Yucaipa Acquisition Corporation is a special purpose acquisition company led by Ronald W. Burkle and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Contacts:

SSU Press Contact

Gideon Jessaijan

SIGNA Sports United GmbH g.jessaijan@signasports-united.com

+49 (0)30300131-421

SSU Investors Contact

Matt Chesler, CFA

Allison + Partners

matt.chesler@allisonpr.com

+1 646 809 2183

Yucaipa Acquisition Corporation Contact

Frank Quintero

pressrelations@yucaipaco.com

+1 310 228 2860

Additional Information and Where to Find It

In connection with the business combination by and among YAC, Signa Sports United GmbH, Signa Sports United B.V. (“Pubco”), Olympics I Merger Sub, LLC and Signa International Sports Holding GmbH, Pubco intends to file a Registration Statement on Form F-4 (the “Form F-4”) with the SEC which will include a preliminary prospectus with respect to its securities to be issued in connection with the business combination and a preliminary proxy statement with respect to YAC’s shareholder meeting at which YAC’s shareholders will be asked to vote on the proposed business combination. This communication is not a substitute for the Form F-4, the definitive proxy statement/prospectus or any other documents that YAC will send its shareholders in connection with the business combination. YAC and SSU urge investors, shareholders and other interested persons to read, when available, the Form F-4, including the proxy statement/prospectus, any amendments thereto and any other documents filed with the SEC, because these documents will contain important information about the proposed business combination. After the Form F-4 has been filed and declared effective, YAC will mail the definitive proxy statement/prospectus to shareholders of YAC as of a record date to be established for voting on the business combination. YAC shareholders will also be able to obtain a copy of such documents, without charge, by directing a request to: Yucaipa Acquisition Corp., 9130 West Sunset Boulevard, Los Angeles, CA, 90069.; e-mail: InvestorRelations@YucaipaCo.com. These documents, once available, can also be obtained, without charge, at the SEC’s website www.sec.gov.

Forward-Looking Statements

Certain statements made in this press release are not historical facts but are “forward-looking statements” for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “could,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “suggests,” “targets,” “projects,” “forecast” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding future events, the business combination between Yucaipa and SSU, the acquisition of Wiggle CRC, the the estimated or anticipated future results and benefits of the combined company following the business combination, including the likelihood and ability of the parties to successfully consummate the business combination and the acquisition of Wiggle CRC, future opportunities for the combined company, future planned products and services, business strategy and plans, objectives of management for future operations of SSU, market size and growth opportunities, competitive position, technological and market trends, and other statements that are not historical facts. These statements are based on the current expectations of Yucaipa’s and SSU’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. All forward-looking statements are based upon estimates and forecasts and reflect the views, assumptions, expectations, and opinions of Yucaipa and SSU, which are all subject to change due to various factors including, without limitation, changes in general economic conditions as a result of the COVID-19 pandemic. Any such estimates, assumptions, expectations, forecasts, views or opinions, whether or not identified in this communication, should be regarded as indicative, preliminary and for illustrative purposes only and should not be relied upon as being necessarily indicative of future results.

Many actual events and circumstances are beyond the control of Yucaipa and SSU. These statements are subject to a number of risks and uncertainties regarding Yucaipa’s businesses and the business combination, and actual results may differ materially. These risks and uncertainties include, but are not limited to, general economic, political and business conditions; changes in domestic or foreign business, market, financial, political and legal conditions; the timing and structure of the business combination; changes to the proposed structure of the business combination that may be required or appropriate as a result of applicable laws or regulations; the inability of the parties to consummate the business combination or the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement; the PIPE investment and the other transactions in connection therewith, including as a result of the COVID-19 pandemic or the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the business combination; the outcome of any legal proceedings that may be instituted against the parties following the announcement of the business combination; the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the business combination; the risk that the approval of the shareholders of Yucaipa or SSU for the potential transaction is not obtained; failure to realize the anticipated benefits of the business combination, including as a result of a delay in consummating the potential transaction or difficulty in integrating the businesses of Yucaipa and SSU; the risk that the business combination disrupts current plans and operations as a result of the announcement and consummation of the business combination; the ability of the combined company to grow and manage growth profitably and retain its key employees including its executive team; the amount of redemption requests made by Yucaipa’s shareholders; the inability to obtain or maintain the listing of the post-acquisition company’s securities on NYSE following the business combination; costs related to the business combination; the overall level of demand for SSU’s services; general economic conditions and other factors affecting SSU’s business; SSU’s ability to implement its business strategy; SSU’s ability to manage expenses; changes in applicable laws and governmental regulation and the impact of such changes on SSU’s business, SSU’s exposure to litigation claims and other loss contingencies; the risks associated with negative press or reputational harm; disruptions and other impacts to SSU’s business, as a result of the COVID-19 pandemic and government actions and restrictive measures implemented in response; SSU’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, SSU’s technology infrastructure; changes in tax laws and liabilities; and changes in legal, regulatory, political and economic risks and the impact of such changes on SSU’s business and those factors discussed in Yucaipa’s final prospectus relating to its initial public offering, dated July 29, 2020, and other filings with the SEC. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that will be described in the “Risk Factors” section of PubCo’s registration statement on Form F-4 and Yucaipa’s proxy statement, and described in Yucaipa’s Annual Report on Form 10-K and other documents filed by Yucaipa or PubCo from time to time with the SEC. There may be additional risks that Yucaipa and SSU presently do not know or that Yucaipa and SSU currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide Yucaipa’s and SSU’s expectations, plans or forecasts of future events and views as of the date of this communication. Yucaipa and SSU anticipate that subsequent events and developments will cause Yucaipa’s and SSU’s assessments to change. However, while Yucaipa or SSU may elect to update these forward-looking statements at some point in the future, Yucaipa and SSU specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Yucaipa’s and SSU’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Participants in the Solicitation

YAC, Pubco and SSU and certain of their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitations of proxies from YAC’s shareholders in connection with the proposed business combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of YAC’s shareholders in connection with the proposed business combination will be set forth in YAC’s proxy statement/prospectus when it is filed with the SEC. You can find more information about YAC’s directors and executive officers in YAC’s final prospectus filed with the SEC on August 5, 2020. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be included in the proxy statement/prospectus when it becomes available. Shareholders, potential investors and other interests person should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

No Offer or Solicitation

This press release is for informational purposes only and is neither an offer to purchase, sell or exchange nor a solicitation of an offer to sell, subscribe for or buy any securities or exchange or the solicitation of any vote in any jurisdiction pursuant to the business combination or otherwise, nor will there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. The proposed business combination will be submitted to shareholders of Yucaipa for their consideration.

Non IFRS Financial Measures

The press release includes certain non-IFRS financial measures (including on a forward-looking basis). These non-IFRS measures are an addition, and not a substitute for or superior to, measures of financial performance prepared in accordance with IFRS and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with IFRS. YAC and SSU believes that these non-IFRS measures of financial results (including on a forward forward-looking basis) provide useful supplemental information to investors about SSU. SSU’s management uses forward-looking non-IFRS measures to evaluate SSU’s projected financials and operating performance. However, there are a number of limitations related to the use of these non-IFRS measures and their nearest IFRS equivalents, including that they exclude significant expenses that are required by IFRS to be recorded in the SSU’s financial measures. In addition, other companies may calculate non-IFRS measures differently, or may use other measures to calculate their financial performance, and therefore, SSU’s non-IFRS measures may not be directly comparable to similarly titled measures of other companies. Additionally, to the extent that forward-looking non non-IFRS financial measures are provided, they are presented on a non-IFRS basis without reconciliations of such forward forward-looking non-IFRS measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.